Exhibit 10.3

The Dow Chemical Company
2030 Dow Center
Midland, MI 48674

April 4, 2017

AgroFresh Solutions, Inc.
One Washington Square
510-530 Walnut Street, Suite 1350
Philadelphia, PA 19106-2390

TERMINATION OF WARRANT PURCHASE AGREEMENT AND BOARD COMPOSITION

Dear Ladies and Gentlemen:
In connection with the consummation of the transactions contemplated by that certain Stock Purchase Agreement, dated as of April 30, 2015 (as amended, the “Stock Purchase Agreement”), between AgroFresh Solutions, Inc., f/k/a Boulevard Acquisition Corp., a Delaware corporation (the “Company”), and The Dow Chemical Company, a Delaware corporation (“TDCC”), the Company, TDCC, Rohm and Haas Company, a Delaware corporation (“ROH”), and Boulevard Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), entered into that certain Warrant Purchase Agreement, dated as of July 31, 2015 (as amended, the “Warrant Purchase Agreement”).
The parties to the Warrant Purchase Agreement have discussed their mutual desire to terminate the Warrant Purchase Agreement. In consideration of the foregoing and the mutual representations, covenants and agreements herein contained, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.
Termination of Warrant Purchase Agreement. Notwithstanding anything to the contrary set forth therein, the Warrant Purchase Agreement is hereby terminated effective immediately and all provisions contained therein are of no further force and effect, with no remaining liability of any party to the Warrant Purchase Agreement with respect thereto.

2.
Board of Directors. The Sponsor, in good faith consultation with TDCC, shall work with the corporate governance and nominating committee of the board of directors of the Company (the “Board”) to identify and recommend to the Board a qualified individual to fill the vacancy on the Board existing immediately following the completion of the 2017 annual meeting of the stockholders of the Company. Such individual must qualify as an independent director under the NASDAQ Stock Market listing standards.

3.	General Representations. As an inducement to the other parties hereto to enter into this letter agreement, each party hereto hereby represents and warrants to the other parties hereto the following:

a.
Organization; Good Standing; Qualification. Such party (if such party is not an individual) is validly existing and (where such concept is applicable) in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other business entity power and authority to conduct its business as currently conducted, except where the failure to be in good standing or to have such power and authority would not materially impair such party’s ability to consummate the transactions contemplated hereby or comply with the terms and provisions hereof applicable to such party.

b.
Authority; Approvals. Such party has requisite power and authority (and, in the case of a party that is an individual, the requisite capacity) to execute and deliver this letter agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This letter agreement has been duly authorized and duly and validly executed and delivered by such party and (assuming due authorization, execution and delivery by the other parties hereto) constitutes legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by the Enforceability Limitations.

c.
No Violation. Neither the execution and delivery of this letter agreement by such party nor the consummation by such party of the transactions contemplated hereby nor compliance by such party with any of the terms or provisions hereof applicable to such party shall (i) if such party is not an individual, violate any provision of such party’s constituent documents or (ii) (A) violate any Law applicable to such party or any of its respective assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or cancellation of, or result in the creation of any Lien upon any of the assets of such party under any of the terms, conditions or provisions of any Contract (other than the Warrant Purchase Agreement) to which such party is a party, or by which their or any of its assets may be bound, except, in the case of clause (ii) where such violation conflict, breach, default, termination, cancellation or Lien (as applicable) would not materially impair such party’s ability to consummate the transactions contemplated hereby or to comply with the terms and provisions hereof applicable to such party.

d.
Consents and Approvals. Except for filings by TDCC, the Sponsor and the Company with the SEC required under the Exchange Act, no consents or approvals of or filings or registrations with any Governmental Authority, or of or with any third party, are necessary in connection with the execution and delivery by such party of this letter agreement or the consummation by such party of the transactions contemplated hereby and compliance by such party with any of the provisions hereof.

4.	Miscellaneous.

a.
Further Assurances. On and after the execution of this letter agreement, each party hereto shall execute and deliver to any other party such documents, agreements and other instruments as may be reasonably requested by such other party and that are required to effectuate the transaction contemplated by this letter agreement.

b.
Amendments and Waivers. This letter agreement may be amended, modified or supplemented only by an instrument in writing signed by the parties hereto. The failure of a party hereto at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term or covenant contained in this letter agreement shall be effective unless it is in a writing signed by such party.

c.
Assignment; No Third Party Beneficiaries. This letter agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

d.
Severability. If any provision of this letter agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

e.
Specific Performance. Each party to this letter agreement (i) may demand specific performance of this Agreement and (ii) hereby irrevocably waives any defense based on the adequacy of a remedy at law or the inappropriateness of specific performance as a remedy for breach of this letter agreement in any action that may be brought by any party against any other party in respect of this letter agreement.

f.
Counterparts. This letter agreement may be executed in any number of counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

g.	Capitalized Terms. Capitalized terms used in this letter agreement that are not otherwise defined herein have the meanings given to such terms in the Stock Purchase Agreement.

h.
Other Definitional Provisions and Interpretation. The headings preceding the text of sections included in this letter agreement are for convenience only and shall not be deemed part of this letter agreement or be given any effect in interpreting this letter agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this letter agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this letter agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to sections or clauses shall refer to those portions of this letter agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this letter agreement as a whole and not to any particular section, paragraph or clause of this letter agreement.

i.
Governing Law. This letter agreement shall be governed exclusively by and construed and enforced exclusively in accordance with the internal Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

j.	Waiver of Jury Trial; Jurisdiction; Venue. The provisions of Section 11.14 of the Stock Purchase Agreement are hereby incorporated by reference into this Agreement, mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

Please sign below to indicate your agreement to the terms set out in this letter.

Sincerely yours,

The Dow Chemical Company

/s/ Eric P. Blackhurst
By:	Eric P. Blackhurst
Title:	Authorized Representative

ACCEPTED AND AGREED:

AgroFresh Solutions, Inc.

/s/ Jordi Ferre
By:	Jordi Ferre
Title:	Chief Executive Officer

Rohm and Haas Company

/s/ Mark Gibson
By:	Mark Gibson
Title:	Chief Financial Officer and Treasurer

Boulevard Acquisition Sponsor, LLC

/s/ Marc Lasry
By:	Marc Lasry
Title:	Managing Member